UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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☐	Soliciting Material Pursuant to Section 240.14a-12
PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital LLC
Sellers Capital Master Fund, Ltd.

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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REMINDER — YOUR VOTE IS VERY IMPORTANT
January 13, 2009
Dear Fellow Shareholder:
Sellers Capital LLC (Sellers Capital), the largest shareholder of Premier Exhibitions, Inc. (Premier) (PRXI), representing approximately 16.3% of the outstanding shares, is very concerned about Premier’s immediate financial condition and believes that urgent action is necessary. We need your help.
We are asking you to vote the enclosed WHITE Consent Card to fill the four vacancies on the Board of Directors of Premier with new, independent, and highly qualified directors. The four directors being proposed by Sellers Capital are Christopher J. Davino, William M. Adams, Jack Jacobs, and Bruce Steinberg. All of these nominees have significant turnaround experience and are committed to growing our company.
Time is short — please vote the WHITE Consent Card today!
Your vote is very important to us and we need your support. Regardless of the number of shares you own, it is important that you vote. A failure to return the WHITE Consent Card is a show of support for Arnie Geller and the Special Committee members who, in our opinion, have a demonstrated record of failing to represent the best interests of shareholders.
Once you have sent in your completed WHITE Consent Card and confirmed its receipt, you are done.
You may have already received, or will receive shortly, a Consent Revocation Statement from Premier. Do not send in any Consent Revocation forms that are sent to you by the Company. Simply disregard these materials. In fact, just throw them away.
Do not sign the BLUE consent revocation card.
Signing the Blue card will reverse your vote on the white card and your shares will not be counted in support of Sellers Capital. Please throw the Blue card away when you receive it.
If you have any questions, or need helping with voting please call our proxy solicitor, The Altman Group, toll-free at 866-828-6934 or email proxyinfo@altmangroup.com.
Thank you in advance for your support and for acting promptly.

Sincerely,

Samuel S. Weiser
Chief Operating Officer
312-775-1307
311 S. Wacker Dr., Ste 925 Chicago, Illinois 60606 P (312) 775-1307 F (312) 775-1310 sweiser@sellerscapital.com